Microbot Medical Announces Commencement of Pivotal Study for its Self-Cleaning Shunt

Larger-Scale Pre-Clinical Trial to Validate Positive Outcome of Initial Study; Company Aims to Initiate Regulatory Submissions in mid-2019

Hingham, MA – October 1, 2018 – Following the successful outcome of the initial study, Microbot Medical Inc. (Nasdaq CM: MBOT), a medical device company specializing in the design and development of transformational micro-robotic medical technologies, announced the commencement of a follow up pivotal study to evaluate the safety and efficacy of the Company’s Self-Cleaning Shunt (SCS™). The Company’s innovative SCS is designed to be a transformative device which prevents obstruction in the cerebrospinal fluid (CSF) catheters implanted in the ventricle of the brain of patients who suffer from hydrocephalus or Normal Pressure Hydrocephalus (NPH).

The follow up study will be conducted by leading hydrocephalus experts at Washington University in St. Louis, MO and Wayne State University in Detroit, MI. The study will include a larger sample size compared to the initial study and the primary and secondary endpoints will seek to validate the safety and efficacy of the SCS that will be activated in both in-vitro (lab) and in-vivo (animal) models. The Company believes the follow up study will continue to support the safety and efficacy of its SCS product and plans to use the findings for its regulatory submissions in the US, Europe and other jurisdictions.

“The positive outcome of the two earlier studies for our SCS product provide us with increased confidence to proceed with the pivotal study in order to validate our technology, moving us one step closer to regulatory submissions,” commented Harel Gadot, Chief Executive Officer, President and Chairman. “Our objective is to conclude the follow up studies and publish the data in mid-2019, which keeps us on track for the regulatory submission.”

About Microbot Medical, Inc.

Microbot™, which was founded in 2010 and commenced operations in 2011, became a NASDAQ listed company on November 28, 2016. The Company specializes in transformational micro-robotic medical technologies leveraging the natural and artificial lumens within the human body. Microbot’s current technological platforms platforms, ViRobTM, TipCATTM and CardioSertTM, are comprised of three highly advanced technologies, from which the Company is currently developing its first product candidate: the Self Cleaning Shunt, or SCSTM, for the treatment of hydrocephalus and Normal Pressure Hydrocephalus, or NPH; and focusing on the development of a Multi Generation Pipeline Portfolio (MGPP) utilizing all technologies. Further information about Microbot Medical is available at http://www.microbotmedical.com.

The ViRobTM technology is a revolutionary autonomous crawling micro-robot which can be controlled remotely or within the body. Its miniature dimensions allow it to navigate and crawl in different spaces within the human body, including blood vessels, the digestive tract and the respiratory system. Its unique structure gives it the ability to move in tight spaces and curved passages as well as the ability to remain within the human body for prolonged time. To learn more about ViRobTM please visit http://www.microbotmedical.com/technology/virob/.

TipCATTM is a transformational self-propelled, flexible, and semi-disposable endoscope providing see & treat capabilities within tubular lumens in the human body such as the colon, blood vessels, and the urinary tract. Its locomotion mechanism is perfectly suitable to navigate and crawl through natural & artificial tubular lumens, applying the minimal necessary pressure to achieve the adequate friction required for gentle, fast, and safe advancement within the human body. To learn more about TipCATTM, visit http://www.microbotmedical.com/technology/tipcat/.

CardioSertTM technology is a unique combination of a guidewire and microcatheter, technologies that are broadly used for endoluminal surgery. The CardioSertTM technology features unique steering and stiffness control capabilities, and it was originally developed to support interventional cardiologists in crossing the most complex lesions called chronic total occlusion (CTO) during percutaneous coronary intervention (PCI) procedures and has the potential to be used in other spaces and applications, such as peripheral intervention, neurosurgery and urology. CardioSertTM was part of a technological incubator supported by the Israel Innovation Authorities (formerly known as the Office of the Chief Scientist, or OCS), and its device has successfully completed pre-clinical testing.

Safe Harbor

Statements pertaining to future financial and/or operating results, future growth in research, technology, clinical development, and potential opportunities for Microbot Medical Inc. and its subsidiaries, along with other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management constitute forward-looking statements. Any statements that are not historical fact (including, but not limited to statements that contain words such as “will,” “believes,” “plans,” “anticipates,” “expects” and “estimates”) should also be considered to be forward-looking statements. Forward-looking statements involve risks and uncertainties, including, without limitation, risks inherent in the development and/or commercialization of potential products, the outcome of its studies to evaluate the SCS and other existing and future technologies, uncertainty in the results of pre-clinical and clinical trials or regulatory approvals, need and ability to obtain future capital, and maintenance of intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements and as such should be evaluated together with the many uncertainties that affect the businesses of Microbot Medical Inc. particularly those mentioned in the cautionary statements found in Microbot Medical Inc.’s filings with the Securities and Exchange Commission. Microbot Medical disclaims any intent or obligation to update these forward-looking statements.

Investor Contacts:

Michael Polyviou

EVC Group

mpolyviou@evcgroup.com

732-933-2754

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